UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934 (1)





                            UNITY FIRST ACQUISITION CORP.
          -----------------------------------------------------------------
                                   (Name of Issuer)

                      COMMON STOCK, PAR VALUE $0.0001 PER SHARE
          -----------------------------------------------------------------
                            (Title of Class of Securities)

                                     912908 10 0
          -----------------------------------------------------------------
                                    (CUSIP Number)

                                   JANUARY 11, 1999
          -----------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed

               [ ]  Rule 13d-1(b)

               [X]  Rule 13d-1(c)

               [ ]  Rule 13d-1(d)



          -------------------

          1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

           ----------------------
           CUSIP No. 912908 10 0
           ----------------------

           --------------------------------------------------------------
            1   NAME OF REPORTING PERSONS
                S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       James G. Dinan
           ---------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                   (b) [x]
           ---------------------------------------------------------------
            3   SEC USE ONLY

           ---------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S.A.
           ---------------------------------------------------------------
           NUMBER OF
                         5   SOLE VOTING POWER
             SHARES
                                -0-
           BENEFICIALLY --------------------------------------------------
                         6   SHARED VOTING POWER
            OWNED BY
                                172,400 shares
             EACH       --------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
           REPORTING
                                 -0-
           PERSON WITH  --------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                                 172,400 shares
           ---------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      172,400 shares
           ---------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       [  ]
           ---------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      9.2%
           ---------------------------------------------------------------
           12   TYPE OF REPORTING IN PERSON*

                     IN
           ---------------------------------------------------------------

                         *SEE INSTRUCTIONS BEFORE FILLING OUT

          ---------------------
          CUSIP No. 912908 10 0
          ---------------------

          ---------------------------------------------------------------
            1   NAME OF REPORTING PERSONS
                S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       York Investment Limited
           ---------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                   (b) [x]
           ---------------------------------------------------------------
            3   SEC USE ONLY

           ---------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                      Commonwealth of the Bahamas
           ---------------------------------------------------------------
            NUMBER OF    5   SOLE VOTING POWER

             SHARES              93,100 shares
                        --------------------------------------------------
           BENEFICIALLY  6   SHARED VOTING POWER

            OWNED BY              -0-
                        --------------------------------------------------
              EACH       7   SOLE DISPOSITIVE POWER

            REPORTING             93,100 shares
                        ---------------------------------------------------
           PERSO WITH    8   SHARED DISPOSITIVE POWER

                                  -0-
           ---------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      93,100 shares
           ---------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       [  ]
           ---------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      5%
           ---------------------------------------------------------------
           12   TYPE OF REPORTING IN PERSON*

                     CO
           ---------------------------------------------------------------

                         *SEE INSTRUCTIONS BEFORE FILLING OUT

           ---------------------
           CUSIP No. 912908 10 0
           ---------------------

           --------------------------------------------------------------
            1   NAME OF REPORTING PERSONS
                S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       York Capital Management, L.P.
           ---------------------------------------------------------------

            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                   (b) [x]
           ---------------------------------------------------------------
            3   SEC USE ONLY

           ---------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
           ---------------------------------------------------------------
            NUMBER OF    5   SOLE VOTING POWER

              SHARES             51,700 shares
                        --------------------------------------------------
           BENEFICIALLY  6   SHARED VOTING POWER

             OWNED BY            -0-
                        --------------------------------------------------
               EACH      7   SOLE DISPOSITIVE POWER

             REPORTING           51,700 shares
                        --------------------------------------------------
            PERSON WITH  8   SHARED DISPOSITIVE POWER

                                 -0-
           ---------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      51,700 shares
           ---------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       [  ]
           ---------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.8%
           ---------------------------------------------------------------
            12  TYPE OF REPORTING IN PERSON*

                     PN
           --------------------------------------------------------------

                         *SEE INSTRUCTIONS BEFORE FILLING OUT

           ---------------------
           CUSIP No. 912908 10 0
           ---------------------

           --------------------------------------------------------------
            1   NAME OF REPORTING PERSONS
                S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                       York Institutional Partners, L.P.
           ---------------------------------------------------------------

            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                   (b) [x]
           ---------------------------------------------------------------
            3   SEC USE ONLY

           ---------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
           ---------------------------------------------------------------
            NUMBER OF    5   SOLE VOTING POWER

              SHARES             5,175 shares
                        --------------------------------------------------
           BENEFICIALLY  6   SHARED VOTING POWER

             OWNED BY            -0-
                        --------------------------------------------------
               EACH      7   SOLE DISPOSITIVE POWER

             REPORTING           5,175 shares
                        --------------------------------------------------
            PERSON WITH  8   SHARED DISPOSITIVE POWER

                                 -0-
           ---------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      5,175 shares
           ---------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       [  ]
           ---------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.3%
           ---------------------------------------------------------------
            12  TYPE OF REPORTING IN PERSON*

                     PN
           --------------------------------------------------------------

                         *SEE INSTRUCTIONS BEFORE FILLING OUT

                                     SCHEDULE 13G

          ITEM 1(A).          NAME OF ISSUER:
                              --------------

               Unity First Acquisition Corp.


          ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                         -----------------------------------------------

               245 Fifth Avenue
               New York, New York 10016


          ITEM 2(A) & ITEM 2(C).        NAME OF PERSON FILING:
                                        ---------------------

               This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:
                                    ----------

               (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Director, Member and holder of ninety-nine percent (99%) interest in Dinan Management, L.L.C. ("Dinan Management"), a Delaware limited liability company. Dinan is a citizen of the United States.

               (ii) York Capital Management, L.P. ("York Capital"), a
                    Delaware limited partnership.

              (iii) York Institutional Partners, L.P. ("York
                    Institutional"), a Delaware limited partnership.

               (iv) York Investment Limited ("York Investment"), a
                    corporation of The Commonwealth of The Bahamas.

               Dinan Management acts as General Partner of York Capital and York Institutional. Each of York Capital and York Institutional is a privately owned investment limited partnership.

               Dinan Management Corporation ("DMC"), a Delaware corporation, is the sub-manager of York Investment. Dinan is the President and ninety-nine percent (99%) shareholder of DMC.

               Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the President and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.


          ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                              ------------------------------------

               The address of each of Dinan, York Capital and York Institutional is:

                              350 Park Avenue
                              4th Floor
                              New York, New York 10022

               The address of York Investment for purposes of this filing is:

                              York Investment Limited
                              350 Park Avenue
                              4th Floor
                              New York, New York 10022

          ITEM 2(D).          TITLE OF CLASS OF SECURITIES:
                              ----------------------------

               Common Stock, par value $0.0001 per share


          ITEM 2(E).          CUSIP NUMBER:
                              ------------

               912908 10 0


          ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B)
                    -----------------------------------------------------
                    OR 13D-2(B) OR 13D-2(C), CHECK WHETHER THE PERSON
                    -------------------------------------------------
                    FILING IS A:
                    -----------

               (a)  [ ]  Broker or dealer registered under Section 15 of
                         the Exchange Act.

               (b)  [ ]  Bank is defined in Section 3(a)(6) of the Exchange
                         Act.

               (c)  [ ]  Insurance company as defined in Section 3(a)(19)
                         of the Exchange Act.

               (d)  [ ]  Investment company registered under Section 8 of the Investment Company Act.

               (e)  [ ]  An investment adviser in accordance with Rule 13d-
                         1(b)(1)(ii)(E);

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  [ ]  A savings association as defined in Section 3(b)
                         of the Federal Deposit Insurance Act;

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


          ITEM 4.        OWNERSHIP.
                         ---------

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (i)  Dinan

                    (a)  Amount beneficially owned:  172,400 shares.
                                                     --------------

                    (b)  Percent of class: 9.2%.
                                          -----

                    (c)  Number of shares as to which such person has:

                         (i)  Sole power to vote or direct the vote -0-.
                                                                    ---

                         (ii) Shared power to vote or direct the vote
                              172,400 shares.
                              --------------

                        (iii) Sole power to dispose or direct the
                              disposition of -0-.
                                             ---

                         (iv) Shared power to dispose or direct the
                              disposition of 172,400 shares.
                                             --------------

               (ii) York Investment

                    (a)  Amount beneficially owned: 93,100 shares.
                                                   --------------

                    (b)  Percent of class: 5%.
                                           --

                    (c)  Number of shares as to which such person has:

                         (i)  Sole power to vote or direct the vote
                              93,100 shares.
                              -------------

                         (ii) Shared power to vote or direct the vote
                              -0-.
                              ---

                        (iii) Sole power to dispose or direct the
                              disposition of 93,100 shares.
                                             -------------

                         (iv) Shared power to dispose or direct the
                              disposition of -0-.
                                             ---

               (iii)     York Capital

                    (a)  Amount beneficially owned: 51,700 shares.
                                                    -------------

                    (b)  Percent of class: 2.8%.
                                           ----

                    (c)  Number of shares as to which such person has:

                         (i)  Sole power to vote or direct the vote
                              51,700 shares.
                              -------------

                         (ii) Shared power to vote or direct the vote
                              -0-.
                              ---

                        (iii) Sole power to dispose or direct the
                              disposition of 51,700 shares.
                                             -------------

                         (iv) Shared power to dispose or direct the
                              disposition of -0-.
                                             ---

               (iv) York Institutional

                    (a)  Amount beneficially owned: 5,175 shares.
                                                    ------------

                    (b)  Percent of class: 0.3%.
                                           ----

                    (c)  Number of shares as to which such person has:

                         (i)  Sole power to vote or direct the vote
                              5,175 shares.
                              ------------

                         (ii) Shared power to vote or direct the vote
                              -0-.
                              ---

                        (iii) Sole power to dispose or direct the
                              disposition of 5,175 shares.
                                             ------------

                         (iv) Shared power to dispose or direct the
                              disposition of -0-.
                                             ---

               The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 1,875,000 shares of Common Stock outstanding as reported in Unity First Acquisition Corp.'s Quarterly Report on Form 10-Q for the quarterly period ending April 30, 1998.

          ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                         --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


          ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ------------------------------------------------
                         ANOTHER PERSON.
                         --------------

               The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Stock.


          ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE
                         ----------------------------------------
                         SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                         --------------------------------------------
                         REPORTED ON BY THE PARENT HOLDING COMPANY.
                         ------------------------------------------

               Not applicable.


          ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                         -----------------------------------------------
                         THE GROUP.
                         ---------

               Not applicable.


          ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
                         ------------------------------

               Not applicable.

          ITEM 10.       CERTIFICATION.
                         -------------


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE
                                      ---------


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



          Dated:  January 21, 1999






                                        /s/ James G. Dinan
                                        -------------------
                                        James G. Dinan

          ITEM 10.       CERTIFICATION.
                         -------------


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE
                                      ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



          Dated:  January 21, 1999


                                        YORK INVESTMENT LIMITED

                                        By: DINAN MANAGEMENT CORPORATION,
                                              Sub-Manager


                                        By:  /s/ James G. Dinan
                                             ------------------
                                             James G. Dinan
                                             President

          ITEM 10.       CERTIFICATION.
                         -------------


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE
                                      ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



          Dated:  January 21, 1999



                                             YORK CAPITAL MANAGEMENT, L.P.

                                             By: DINAN MANAGEMENT, L.L.C.


                                             By:  /s/ James G. Dinan
                                                 -------------------
                                                  James G. Dinan
                                                  Senior Managing Director

          ITEM 10.       CERTIFICATION.
                         -------------


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE
                                      ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



          Dated:  January 21, 1999


                                        YORK INSTITUTIONAL PARTNERS, L.P.

                                        By: DINAN MANAGEMENT, L.L.C.


                                        By:  /s/ James G. Dinan
                                            -------------------
                                             James G. Dinan
                                             Senior Managing Director

                               EXHIBIT INDEX


          Exhibit                 Description
          -------                 -----------

             A               Agreement of Joint Filing